EXHIBIT 5.1

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

November 19, 2003

Health Care Property Investors, Inc.

Suite 900

4675 MacArthur Court

Newport Beach, California 92660

Re:	Health Care Property Investors, Inc., a Maryland corporation (the “Company”)-Sale of up to $100,000,000 aggregate initial offering price of Medium-Term Notes, Series E, Due Nine Months or More from Date of Issue (the “Notes”), pursuant to a Registration Statement on Form S-3, as amended (Registration No. 333-86654) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special Maryland corporate counsel to the Company in connection with the registration of the Notes under the Securities Act of 1933, as amended (the “Act”), under the Registration Statement, which was filed with the Securities and Exchange Commission (the “Commission”) on April 19, 2002 and amended on May 21, 2002, June 7, 2002 and June 10, 2002. You have requested our opinion with respect to the matters set forth below.

In our capacity as special Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i) the corporate charter of the Company (the “Charter”), consisting of Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on July 27, 2001 and Articles Supplementary filed with Department on September 11, 2003;

(ii) the Second Amended and Restated Bylaws of the Company, dated as of April 28, 1999, Amendment No. 1 to Second Amended and Restated

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Health Care Property Investors, Inc.

November 19, 2003

Bylaws of the Company, dated as of September 6, 2001, Amendment No. 2 to Second Amended and Restated Bylaws of the Company, dated as of May 14, 2002, Amendment No. 3 to Second Amended and Restated Bylaws of the Company, dated as of October 7, 2002, Amendment No. 4 to Second Amended and Restated Bylaws of the Company, dated as of May 7, 2003, Amendment No. 5 to Second Amended and Restated Bylaws of the Company, dated as of May 30, 2003, and Amendment No. 6 to Second Amended and Restated Bylaws of the Company, dated as of September 5, 2003 (collectively, the “Bylaws”);

(iii) resolutions of the Board of Directors of the Company, or committees thereof, duly adopted as of March 21, 1985, July 22, 1993, April 12, 2002 and October 23, 2003 (collectively, the “Directors’ Resolutions”);

(iv) the Indenture, dated as of September 1, 1993, by and between the Company and The Bank of New York, as trustee (the “Indenture”);

(v) a Certificate of Officers of the Company, of even date herewith, executed by Edward J. Henning, Senior Vice President, General Counsel and Corporate Secretary of the Company, and Stephen R. Maulbetsch, Senior Vice President – Acquisitions and Dispositions of the Company (the “Company Officers’ Certificate”) to the effect that, among other things, the copies of the Charter, the Bylaws, the Directors’ Resolutions and the Indenture are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate;

(vi) two Officers’ Certificate (the “Section 201 Certificate” and the “Section 301 Certificate,” respectively), each executed by two (2) Designated Officers of the Company (as such term is defined in the October 23, 2003 Directors’ Resolutions), which, among other things, establish the terms and provisions of the Notes pursuant to the authorizing resolutions set forth in the Directors’ Resolutions and to which are attached forms of the Notes;

(vii) the Registration Statement and the related form of prospectus included therein, in substantially the form filed with the Commission pursuant to the Act;

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Health Care Property Investors, Inc.

November 19, 2003

(viii) a status certificate of the Department, dated November 17, 2003, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

(ix) such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a) each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b) each natural person executing any instrument, document or agreement is legally competent to do so;

(c) all Documents submitted to us as originals are authentic; the form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; all Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all representations, warranties, statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise; and

(d) the Indenture will remain in full force and effect for so long as the Notes are outstanding.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The Notes have been duly authorized for issuance by the Company.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other laws. We express no opinion as to the

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Health Care Property Investors, Inc.

November 19, 2003

applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Notes. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP